Exhibit 99.6

V CAPITAL CONSULTING GROUP LIMITED (NASDAQ: VCCG)

Policy on Inside Information and Insider Trading

1.	Purpose

V Capital Consulting Group Limited, together with its subsidiaries and affiliates worldwide (collectively “VCCG” or the “Company”), is committed to upholding both the letter and the spirit of the securities laws in the British Virgin Islands, United States and other jurisdictions in which we conduct business. These laws prohibit buying, selling, or otherwise transacting in securities on the basis of material, non-public information or passing such information along to others who buy or sell securities. Insider trading is a serious matter that can carry severe criminal or civil penalties for both our Company and the individuals involved.

This Policy explains the strict legal and ethical prohibitions against insider trading and the related offense of “tipping”. It further establishes rules that we must observe both to comply with these legal and ethical standards and to avoid even the appearance of impropriety.

2.	Scope

This Policy applies to VCCG, all VCCG employees, non-employee directors, consultants and contractors, as well as all former, temporary or retired officers (collectively “covered individuals”).

The restrictions in this Policy also apply to a covered individual’s spouse, partner, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law and brothers- and sisters-in- law, anyone else (other than domestic employees) living in a covered individual’s household, and any relative of a covered individual whose transactions in VCCG securities are directed by or are subject to the influence or control of the covered individual (collectively, “family members”). This Policy also applies to an entity over which a covered individual has significant influence as it relates to securities trading decisions of that entity, such as partnerships, trusts, and estates. References to “you” should be read to include all of the foregoing.

3.	Covered Transactions

This Policy applies to all transactions involving VCCG’s securities, including ordinary shares, options for ordinary shares, warrants, debt securities or any other securities that VCCG may issue from time to time, and derivative securities relating to the Company’s securities, whether or not issued by the Company, such as publicly-traded options.

This Policy also applies to all transactions involving the securities of other companies if you possess material non-public information about that company that was obtained in the course of your involvement with VCCG.

PHONE	EMAIL	WEBSITE	EMPOWERING
+603 7717 3089	enquiries@v-capital.co	http://v-capital.co	SUCCESS

ADDRESS
B03-C-8, Menara 3A, KL Eco City, No. 3 Jalan Bangsar, 59200 Kuala Lumpur.

V CAPITAL CONSULTING GROUP LIMITED (NASDAQ: VCCG)

4.	Definitions of Insider Trading and Tipping

“Insider Trading” is the act of buying or selling stock or other securities, including derivative securities, on the basis of “inside,” or material, non-public information. Insider Trading can also include other transactions, such as gifts. It includes actions that are intended either to make a profit or avoid a loss.

Information is material if there is a likelihood it would be considered important by a reasonable investor in determining whether to buy, hold or sell the stock or other securities of the company to which the information relates.

Material information could relate to past events, future expectations, or any other aspect of the business and could be positive or negative. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight.

Material information is “non-public” if it is not generally known or available to the public, such as when the information has not been widely disseminated to the public through major newswire services, national news services, financial news services, a webcast generally available to the public or a filing with the U.S. Securities and Exchange Commission (the “SEC”).

For purposes of this Policy, information relating to VCCG is considered non-public until the Company has made any necessary disclosure, whether through a press release or other Company disseminated public announcement and enough time has elapsed to permit the investment market to absorb and evaluate the information.

“Tipping” refers to the act of providing another person or entity with inside information regarding VCCG (or any other public company), or otherwise disclosing such information without VCCG’s authorization. For purposes of this Policy, prohibited tipping includes providing inside information to anyone, including friends, family members or acquaintances, under circumstances that suggest that you or another tipper were trying to help such person or entity to make a profit or avoid a loss.

5.	Policy Overview

You may not use material, non-public information to buy, sell, or otherwise transact, directly or indirectly, in the securities of VCCG, a client, vendor, or any other company. Similarly, you may not engage in unlawful Tipping. This holds true whether information is obtained in the course of employment, from friends, relatives, acquaintances or strangers, or from overhearing the conversations of others. Where specific conduct may be permitted under local law, but is prohibited by this Policy, this Policy must be followed.

PHONE	EMAIL	WEBSITE	EMPOWERING
+603 7717 3089	enquiries@v-capital.co	http://v-capital.co	SUCCESS

ADDRESS
B03-C-8, Menara 3A, KL Eco City, No. 3 Jalan Bangsar, 59200 Kuala Lumpur.

V CAPITAL CONSULTING GROUP LIMITED (NASDAQ: VCCG)

It is important to avoid even the appearance of Insider Trading or unlawful Tipping. In this regard, confidential information relating to the performance, operating results, and financial condition of VCCG should only be communicated internally on a need-to-know basis and only the minimum necessary amount of information should be shared. To further help avoid the appearance of Insider Trading, the Company has implemented a number of additional rules and restrictions related to personal securities trading. These restrictions, which are set out in the sections below, do not apply to the following types of investments or transactions:

●	Mutual funds or exchange traded funds (“ETFs”) invested in VCCG securities as long as no covered individual controls the investment decisions;

●	The vesting of Company stock options, restricted stock or restricted stock units; or the withholding of shares to satisfy a tax withholding obligation upon the vesting of restricted stock or restricted stock units (though the sale of securities to cover withholding taxes on vesting would be subject to the restrictions of this Policy);

●	Stock option exercises that do not involve the sale of the underlying stock;

●	Non-discretionary (i.e., pre-arranged) transactions in securities; and

●	Managed account transactions are permissible as long as you obtain written confirmation from the person or entity managing your account that you (or, if applicable, a member of your immediate family) do not exercise investment discretion or otherwise have direct or indirect influence or control over investment decisions. Such plans must be approved by the Chief Legal Officer.

6.	Restrictions on Trading in VCCG Securities

As noted above, you may never trade in securities of VCCG at any time that you possess material, non-public information about our Company nor may you tip based on such information. Common examples of VCCG material, non-public information include information regarding:

●	A merger, acquisition, disposition, initial public offering or other significant transaction involving VCCG or another company

●	VCCG’s financial results or projections of future earnings or losses

●	Pending regulatory action or major litigation concerning VCCG

●	Unannounced stock offerings

●	Major changes in management

●	The awarding or loss of a significant contract or client engagement

●	Any other information that if made public would be likely to have an effect on VCCG’s financial results or the price of VCCG securities

In addition to these basic prohibitions against Insider Trading and unlawful Tipping, the Company has imposed the following rules with respect to trading in VCCG securities that apply whether or not you possess inside information:

●	You may not engage in derivative transactions or hedging activities with respect to VCCG securities. By way of example and not limitation, derivative transactions and hedging activities include trading in options, warrants, puts and calls or similar instruments; engaging in derivative securities transactions; and hedging or monetization transactions, such as zero-cost collars and forward sale contracts. Other similar speculative activities involving VCCG securities, including placing bets on the price movement of VCCG securities (e.g., spread betting), are strictly prohibited.

PHONE	EMAIL	WEBSITE	EMPOWERING
+603 7717 3089	enquiries@v-capital.co	http://v-capital.co	SUCCESS

ADDRESS
B03-C-8, Menara 3A, KL Eco City, No. 3 Jalan Bangsar, 59200 Kuala Lumpur.

V CAPITAL CONSULTING GROUP LIMITED (NASDAQ: VCCG)

●	You may not engage in a “short sale” or take an equivalent position in VCCG shares of common stock.

●	You may not hold VCCG securities in a margin account or pledge (or hypothecate) as collateral any VCCG securities.

●	You may not net exercise stock options without the prior consent of the Audit Committee of the Board of Directors of VCCG.

A.	“Restricted Persons”

Because of the nature of their duties at VCCG, certain employees and our non- employee directors are subject to additional restrictions relating to trading in VCCG securities. These “Restricted Persons,” who will receive written notice of their status, include:

a)	Non-employee members of the VCCG Board of Directors

b)	Board-appointed officers of VCCG

c)	Employees who are members of VCCG’s Executive Committee

d)	Other employees or consultants designated by management who have access to a range of financial and other sensitive information about VCCG, or who gain access to material, non-public information in connection with a specific project or transaction

In addition to the other prohibitions in this Policy, Restricted Persons may only trade in securities of VCCG (1) during prescribed trading windows and (2) with prior approval from VCCG’s Chief Legal Officer (or, in the Chief Legal Officer’s absence, the Chief Operating Officer).

i.	Trading Window

The “trading window” for Restricted Persons begins immediately before the stock market opens on the business day after the release of VCCG’s quarterly and annual earnings and ends after the stock market closes on the last trading day prior to the 11th day of the last month of each fiscal quarter and fiscal year. If earnings are released at a time after the U.S. stock market has opened, the release date for purposes of this policy is deemed to be the next trading day.

The Company may, on occasion, close the trading window at different times, or keep the trading window closed for a longer period. From time to time, other types of material, non-public information regarding the Company may be pending and not be publicly disclosed. The Company may impose special trading blackout which you are prohibited from trading in the Company’s securities. You will be notified if the Company imposes a special blackout period that applies to you.

PHONE	EMAIL	WEBSITE	EMPOWERING
+603 7717 3089	enquiries@v-capital.co	http://v-capital.co	SUCCESS

ADDRESS
B03-C-8, Menara 3A, KL Eco City, No. 3 Jalan Bangsar, 59200 Kuala Lumpur.

V CAPITAL CONSULTING GROUP LIMITED (NASDAQ: VCCG)

If you have any doubts about whether the trading window is open, you should check with the VCCG Legal Department. Remember that, even when the trading window is open, you should never trade in securities of VCCG at any time that you possess material, non-public information.

ii.	Pre-Approval Requirement

As noted, Restricted Persons must always obtain prior approval from VCCG’s Chief Legal Officer (or, in the Chief Legal Officer’s absence, the Chief Operating Officer) before making any trade or engaging in any other transaction in the securities of VCCG. The person who made the request for approval of a trade or other transaction shall keep confidential the Chief Legal Officer’s decision on that request. Requests for approval of trades and transactions by the Chief Operating Officer or those who directly or indirectly report to him/her should be submitted to and reviewed by the Chief Financial Officer. Please note that pre-approval of a trade or transaction does not constitute personal legal or financial advice and you are ultimately responsible for your investment decisions and compliance with applicable laws.

iii.	Exceptions to the Rules Affecting Restricted Persons

Notwithstanding the above restrictions, you may make bona fide gifts of VCCG securities regardless of whether the trading window is open if (i) you will continue to be the beneficial owner of the shares following the gift or (ii) the recipient of the gift is a family member who will be bound by the timing and preapproval restrictions of this Policy. This would allow, for example, gifts of VCCG securities to a revocable living trust or a family trust during the closed trading window. If the gift is to a family member, that person must agree not to sell the VCCG securities, except during an open trading window. This exception does NOT allow gifts/charitable donations to third parties such as charitable organizations outside of an open window period. Any gifts of VCCG securities by a Restricted Person or their family members, whether inside or outside of an open window period, requires the prior approval of VCCG’s Chief Legal Officer or Chief Operating Officer. If the gift is to a charitable organization, neither you nor any of your family members may be a trustee, director, officer or employee of that organization.

7.	Rule 10b5-1 Plans

Pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a person is permitted to set up transactions that will take place at a future date so long as the person does not possess material, non-public information at the time the plan is established.

A covered individual who is aware of material, non-public information or who is prohibited from trading as a result of the trading window limitations may only buy, sell, gift or otherwise trade securities pursuant to a trading plan that complies with Rule 10b5-1 (subject to the exception for certain gifts described above). These Rule 10b5-1 plans provide an affirmative defense to liability under the insider trading rules for trades satisfying certain conditions.

PHONE	EMAIL	WEBSITE	EMPOWERING
+603 7717 3089	enquiries@v-capital.co	http://v-capital.co	SUCCESS

ADDRESS
B03-C-8, Menara 3A, KL Eco City, No. 3 Jalan Bangsar, 59200 Kuala Lumpur.

V CAPITAL CONSULTING GROUP LIMITED (NASDAQ: VCCG)

To be valid, a Rule 10b5-1 plan must first be approved by the Legal Department. At a high level, Rule 10b5-1 plans generally require the following:

●	The covered individual must adopt a contract, instruction or written plan at a time when the covered individual is not aware of material, non-public information and not otherwise restricted from trading as a result of a trading window limitation.

●	The Rule 10b5-1 plan must:

(i)	specify the dates, prices, and amounts of securities to be sold;

(ii)	include a written formula for determining these terms; or

(iii)	not permit the covered individual to exercise any subsequent influence over how, when, or whether to effect transactions in the securities.

●	The covered individual must adopt the Rule 10b5-1 plan in good faith and act in good faith with respect to the Rule 10b5-1 plan after adoption.

●	Transactions under the Rule 10b5-1 plan may only begin following the end of the mandated cooling-off period.

●	Subject to the amendments of the Exchange Act from time to time, the mandated cooling- off period is as follows:

(i)	Directors and officers (90–120 days)

Directors and officers must use a cooling-off period that expires 90 days after adoption or modification of a plan or, if later, two business days after filing the Form 20-F or Form 6-K that discloses the Company’s financial results. In any case, this cooling-off period is subject to a maximum of 120 days.

For this purpose, “officers” refers to the company’s executive officers plus its principal accounting officer.

(ii)	Persons other than a director or officer (30 days)

Employees and any person other than a director or officer must use a cooling-off period of at least 30 days.

(iii)	Companies (no cooling-off)

A company trading in its own securities need not use a cooling-off period to establish an affirmative defense under the amended rule.

PHONE	EMAIL	WEBSITE	EMPOWERING
+603 7717 3089	enquiries@v-capital.co	http://v-capital.co	SUCCESS

ADDRESS
B03-C-8, Menara 3A, KL Eco City, No. 3 Jalan Bangsar, 59200 Kuala Lumpur.

V CAPITAL CONSULTING GROUP LIMITED (NASDAQ: VCCG)

(iv)	Modifications trigger new cooling-off period

Modifications will trigger a new cooling-off period if the modification changes the amount, price, or timing of trades, including a change to a formula that affects these inputs. Modifications do not trigger a new cooling-off period if they are immaterial or administrative, such as an adjustment for stock splits or a change in account information

●	The covered individual may not modify or cancel the Rule 10b5-1 plan or have multiple Rule 10b5-1 plans at a single time, except in compliance with the rules and regulations of the SEC.

●	Upon termination of a Rule 10b5-1 plan, you must wait at least fifteen (15) calendar days before entering into a new Rule 10b5-1 plan.

●	Officers and directors must include the certifications required by the SEC in their Rule 10b5- 1 plans, and any individuals who are subject to the requirements of Section 13 of the Exchange Act must provide to the Company, and consent to the disclosure of, all information that the Company is required to disclose in its reports filed with the SEC.

The Company requires that amendments or terminations occur only during an open trading window and at a time when the covered individual is not aware of material, non-public information. All amendments or terminations must be approved in advance by VCCG’s Chief Legal Officer (or, in the Chief Legal Officer’s absence, the Chief Operating Officer).

This Policy does not include an exhaustive list of conditions that must be met for the use of Rule 10b5-1 plans. Covered individuals wishing to adopt a trading plan will need to refer to the detailed requirements set forth in Rule 10b5-1 of the Exchange Act.

8.	Restrictions on Trading in Client, Vendor and Other Non-VCCG Securities

Failure to maintain the confidentiality of information entrusted to the Company, particularly confidential client information, could seriously damage our reputation and business. Allegations of Insider Trading would be particularly damaging.

In addition to the basic prohibitions against Insider Trading in VCCG securities, the Company has the following rules with respect to trading in the securities of companies other than VCCG. As a reminder, you may never trade in the securities of a client or any other company while you are in the possession of material, non-public information regarding the issuer of those securities. These rules apply regardless of whether you possess material, non-public information about such companies:

●	You may not trade in securities of any client during the pendency of an engagement for that client on which you are working or over which you have supervisory responsibilities, without the prior written approval of VCCG’s Chief Legal Officer.

●	You may not trade in securities issued by a company that is the subject of a litigation proceeding or transaction engagement in which you are providing services, even if that company is not a VCCG client, without the prior written approval of VCCG’s Chief Legal Officer.

PHONE	EMAIL	WEBSITE	EMPOWERING
+603 7717 3089	enquiries@v-capital.co	http://v-capital.co	SUCCESS

ADDRESS
B03-C-8, Menara 3A, KL Eco City, No. 3 Jalan Bangsar, 59200 Kuala Lumpur.

V CAPITAL CONSULTING GROUP LIMITED (NASDAQ: VCCG)

You may not trade in securities issued by a company that is the subject of a litigation proceeding or transaction engagement in which you are providing services, even if that company is not a VCCG client, without the prior written approval of VCCG’s Chief Legal Officer.

9.	Relationship to Other Policies Addressing Confidential Treatment of Information

As noted throughout this Policy, in order to maintain VCCG’s reputation and avoid even the appearance of Insider Trading, it is critical that VCCG protect the confidential information developed by or entrusted to it. The Company maintains a number of policies addressing the protection of confidential information, including among others:

●	Code of Conduct

●	Corporate Governance Guideline

●	Disclosure Policy

●	Employee Handbook

You are expected to be familiar with and comply with each of these policies, all of which can be requested from the Human Resource Department of the Company.

Some of the elements of our duty to maintain confidentiality that you should keep in mind in complying with the Company’s Insider Trading concerns include the following:

●	Only certain individuals are authorized to make statements about the financial performance and business plans of VCCG or any affiliate. Do not make public statements on subjects that you are not authorized to discuss.

●	VCCG policies must be followed with respect to safeguarding information and data, including proper use of social media sites.

●	Careful consideration should be given prior to providing other employees with material, non-public information. The number of insiders should always be kept to the practical minimum.

●	Steps should be taken in an effort to ensure that consultants and independent contractors have taken necessary measures to assist their employees and contractors in understanding and acknowledging the implications of the misuse or improper disclosure of inside information.

●	VCCG’s Chief Legal Officer must be informed immediately if inside information is disclosed to any person (internal or external) who is not authorized to receive such inside information.

●	Certain of our businesses and business units are required to maintain lists for each client specifying the names of employees and contractors who have access to confidential information relating to that client (“insider lists”). The personnel named on an insider list are prohibited from trading in the securities of such client.

PHONE	EMAIL	WEBSITE	EMPOWERING
+603 7717 3089	enquiries@v-capital.co	http://v-capital.co	SUCCESS

ADDRESS
B03-C-8, Menara 3A, KL Eco City, No. 3 Jalan Bangsar, 59200 Kuala Lumpur.

V CAPITAL CONSULTING GROUP LIMITED (NASDAQ: VCCG)

10.	Consequences of Non-Compliance

Failure to comply with this Policy can result in disciplinary action, up to and including termination of your employment or other relationship with the Company or ineligibility for future participation in the Company’s equity incentive plans. The violation of this Policy may also violate certain securities laws in certain jurisdictions where the Company has operations. If it appears that a director, officer or employee may have violated such securities laws, the Company may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment in the particular jurisdictions.

You may subject to not only civil penalties of up to three (3) times the illicit, but also criminal fines of up to USD5,000,000 and up to twenty (20) years imprisonment for engaging in transactions in the Company’s securities at a time when you have knowledge of the material information as described in detail in this Policy. The United States Securities and Exchange Commission may also take actions directly against insiders trading overseas.

11.	Reporting Non-Compliance

If you become aware of or have reason to believe that any of your colleagues have violated this Policy, the securities laws of the United States or applicable laws of any other jurisdiction, the Company encourages you to promptly report your concerns to VCCG’s Chief Legal Officer. You will not be retaliated against for making a report in good faith.

12.	Transactions in VCCG Securities by the Company

From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable federal securities laws and state laws (including obtaining approvals by the Board of Directors or appropriate committee thereof, if required) when engaging in transactions in VCCG securities.

13.	Post-Termination Transactions

This Policy continues to apply to transactions in VCCG’s securities even after termination of service. If an individual is in possession of material non-public information when his or her service terminates, that individual may not trade in VCCG’s securities until that information has become public or is no longer material.

14.	Where to Get Help

If you have any questions about this Policy, please contact VCCG’s Legal Department.

PHONE	EMAIL	WEBSITE	EMPOWERING
+603 7717 3089	enquiries@v-capital.co	http://v-capital.co	SUCCESS

ADDRESS
B03-C-8, Menara 3A, KL Eco City, No. 3 Jalan Bangsar, 59200 Kuala Lumpur.